Exhibit 5.1

August 5, 2022

The Very Good Food Company Inc.

Vancouver, British Columbia

Canada V5M 3T7

Dear Sirs:

Re: The Very Good Food Company Inc. - Registration Statement on Form F-1

We have acted as legal counsel to The Very Good Food Company Inc., a British Columbia corporation (the “Company”), in connection with the Company’s Registration Statement on Form F-1 (as amended and supplemented from time to time, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the offer and resale, by Armistice Capital Master Fund Ltd. (the “Selling Shareholder”), of up to an aggregate of 65,000,000 common shares, no par value per share (the “Common Shares”), of the Company, consisting of (a) 13,100,000 Common Shares, (b) 32,500,000 Common Shares (the “Warrant Shares”) issuable upon the exercise of warrants (the “Warrants”) and (c) 19,400,000 Common Shares (the “Pre-Funded Warrant Shares”) issuable upon exercise of pre-funded warrants (the “Pre-Funded Warrants”). The Common Shares, Warrants and the Pre-Funded Warrants were sold by the Company in a private placement pursuant to the Securities Purchase Agreement dated May 30, 2022.

Among other things, (i) each Warrant is exercisable for $0.2582 per Common Share and has a term of 5 years from the issuance date and (ii) each Pre-Funded Warrant is exercisable for $0.0001 per Common Share and expires upon the exercise of the Pre-Funded Warrant. If at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the Common Shares underlying the Warrants and the Pre-Funded Warrants to the holder, the holder may, in its sole discretion, elect to exercise the Warrant or the Pre-Funded Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the Warrant and the Pre-Funded Warrants, as applicable. If the Company does not issue the Common Shares in a timely fashion, the Warrant and the Pre-Funded Warrant each contain certain damages provisions. A holder will not have the right to exercise any portion of (i) the Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of the Company’s Common Shares outstanding immediately after giving effect to the exercise or (ii) the Pre-Funded Warrant if the holder (together with its affiliates) would beneficially own in excess of 9.99%, in each case as such percentage of beneficial ownership is determined in accordance with the terms of the Warrants and the Pre-Funded Warrants, as applicable. However, any holder may increase or decrease such percentage, but not in excess of 9.99%, provided that any increase will not be effective until the 61st day after such election. The exercise price of the Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Shares and also upon any distributions of assets, including cash, stock or other property to shareholders of the Company.

In connection with this opinion, we have reviewed and relied upon the Registration Statement and Prospectus, the Company’s Notice of Articles, the Company’s Articles, records of the Company’s corporate proceedings in connection with the Offering, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed: (i) the authenticity of all records, documents, and instruments submitted to us as originals; (ii) the genuineness of all signatures on all agreements, instruments and other documents submitted to us; (iii) the legal capacity and authority of all persons or entities (other than the Company) executing all agreements, instruments or other documents submitted to us; (iv) the authenticity and the conformity to the originals of all records, documents, and instruments submitted to us as certified, photostatic or other copies; (v) that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect; (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for purposes of this opinion are true and correct; and (vii) the due authorization, execution and delivery of all agreements, instruments and other documents by all parties thereto (other than the due authorization, execution and delivery of each such agreement, instrument and document by the Company). We have also obtained from officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

We have further assumed that the Common Shares, Warrant Shares and Pre-Funded Warrant Shares will be offered, issued and sold in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus.

Our opinion is limited to laws of the Province of British Columbia, including all applicable provisions of the British Columbia Business Corporations Act. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state, provincial or federal, applicable to the Company. In particular, we express no opinion as to United States federal securities laws.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.	the Common Shares, Warrant Shares and Pre-Funded Warrant Shares have been duly authorized by all necessary corporate action by the Company;

2.	the Common Shares have been duly authorized and validly issued as fully paid and non-assessable;

3.	the Warrant Shares have been duly authorized and, when issued and paid for upon exercise of the Warrants in accordance with their terms, will be validly issued as fully paid and non-assessable;

4.

the Pre-Funded Warrant Shares have been duly authorized and, when issued and paid for upon exercise of the Pre-Funded Warrants in accordance with their terms, will be validly issued as fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm’s name in the section of the Registration Statement and the Prospectus included therein entitled “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

This opinion is furnished in accordance with the requirements of Item 8.a. of Form F-1 and Item 601(b)(5)(i) of Regulation S-K in connection with the filing of the Registration Statement and the related Prospectus, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein after the effective date of the Registration Statement.

Yours truly,

Harper Grey LLP